Exhibit 21.1

Subsidiaries of the Registrant
(as of March 26, 2021)

Name of Subsidiary	Jurisdiction of Incorporation

Viridian Therapeutics Europe Limited	England and Wales
Viridian Therapeutics S.á.r.l.	Luxembourg